News Release

Media Inquiries	Investor Inquiries
Bill Price	John DeBono
908-582-4820 (office)	908-582-7793 (office)
201-214-5123 (mobile)	debono@lucent.com
williamprice@lucent.com

Joan Campion	Dina Fede
908-582-5832 (office)	908-582-0366 (office)
201-761-9384 (mobile)	fede@lucent.com
joancampion@lucent.com
LUCENT TECHNOLOGIES REPORTS RESULTS FOR THE FOURTH QUARTER
AND FISCAL YEAR 2005
➢	With net income of $1.19 billion, Lucent posts second consecutive profitable year

➢	Posts annual revenues of $9.44 billion, up 4 percent year over year

➢	Reports revenues of $2.43 billion, net income of $374 million, or 8 cents per diluted share, for the quarter
FOR IMMEDIATE RELEASE: WEDNESDAY, Oct. 26, 2005
          MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today reported results for the fourth quarter and fiscal year 2005, which ended Sept. 30, 2005, in accordance with U.S. generally accepted accounting principles (GAAP). For the quarter, Lucent reported net income of $374 million or 8 cents per diluted share. These results compare with net income of $372 million or 7 cents per diluted share in the third quarter of fiscal 2005, and net income of $1.21 billion or 23 cents per diluted share in the year-ago quarter.
          The company reported revenues of $2.43 billion in the quarter, an increase of 4 percent sequentially and an increase of 1 percent from the year-ago quarter. The company’s revenues were $2.34 billion in the third quarter of fiscal 2005 and $2.40 billion in the year-ago quarter.
          The fourth quarter’s earnings per share included the positive impact of $107 million, or about 2 cents per diluted share, primarily due to income tax items. Tax items and certain other significant items had positive impacts of $127 million, or about 2 cents per diluted share, in the third fiscal quarter, and $1.00 billion, or about 19 cents per diluted share, in the year-ago quarter, which included $861 million, or about 16 cents per diluted share, for an income tax benefit related to a significant tax refund claim.1
          For the fiscal year, Lucent reported revenues of $9.44 billion, an increase of 4 percent compared with $9.05 billion in revenues for fiscal 2004. The net income for fiscal 2005 was $1.19 billion or 24 cents per diluted share, compared with net income of $2.01 billion or 42 cents per diluted share for fiscal 2004, which included, among other items, the aforementioned $861 million income tax benefit.1
EXECUTIVE COMMENTARY
          “Lucent delivered another solid performance in fiscal 2005. We posted our second consecutive year of profitability, grew our revenues 4.4 percent and have firmly established ourselves as a leader in the race for next-generation networks based on the IMS architecture,” said Lucent Technologies Chairman and CEO Patricia Russo. “We have been making steady progress in the areas we have targeted for growth, such as IMS, 3G mobile networks, services and next-gen access and optical. During the fiscal year, we announced contract wins for our IMS-based solutions and portfolio with Sprint in the U.S., O2 and Netia in Europe and Shandong Unicom in China. And just last week, we announced comprehensive, multiyear IMS contracts with Cingular and SBC to further strengthen our position in next-gen networks,” said Russo.
          “In addition, in fiscal 2005, we announced our first commercial UMTS deployment in North America with Cingular, and we currently have 16 commercial CDMA2000® 1xEV-DO customers,” said Russo. “Last week, we unveiled the Lucent Multimedia Access Platform further enhancing our broadband access product portfolio. This is one of the industry’s first products to support digital subscriber line services, fiber to the home or premises and WiMax wireless broadband in an integrated platform.
          “We continued to expand our revenue base by growing our Services business 10 percent in fiscal 2005, with strong growth in government contracts, and we’re getting traction in the growing managed services and hosted applications spaces,” said Russo.
          Lucent Technologies Chief Financial Officer Frank D’Amelio said, “We continued to grow our revenues and generate profitable results in 2005, while continuing to invest in the business. At this point, we expect Lucent’s annual revenues for fiscal 2006 to increase on a percentage basis in the mid-single digits. As always, we continue to focus on improving our productivity and managing our cost and expenses, while we build on new revenue and market opportunities for the business.”

GROSS MARGIN AND OPERATING EXPENSES
          Gross margin for the fourth quarter of fiscal 2005 was 46 percent of revenues as compared with 45 percent in the third quarter of fiscal 2005 and 41 percent in the year-ago quarter. For the fiscal year, gross margin was 44 percent of revenues as compared with 42 percent for fiscal year 2004.
          Operating expenses for the fourth quarter of fiscal 2005 were $776 million as compared with $681 million for the third quarter of fiscal 2005 and $691 million in the year-ago quarter. For the fiscal year, operating expenses were $2.83 billion as compared with $2.56 billion for fiscal year 2004.
BALANCE SHEET UPDATE
          As of Sept. 30, 2005, Lucent had $4.93 billion in cash and marketable securities, which represents an increase of $794 million from the quarter ended June 30, 2005. The increase was primarily driven by a $902 million income tax refund, and partially offset by $128 million for the repurchase of certain debt obligations.
REVIEW OF OPERATIONS — THREE MONTHS AND YEAR ENDED SEPT. 30, 2005
          On a sequential basis, revenues in the United States decreased 1 percent to $1.5 billion, and revenues outside the United States increased 12 percent to $917 million. Compared with the year-ago quarter, U.S. revenues increased by 5 percent and revenues outside the United States decreased by 4 percent.
          For fiscal year 2005, revenues in the United States were $5.9 billion and revenues outside the United States were $3.5 billion. Compared with fiscal year 2004, U.S. revenues increased by 8 percent, and revenues outside the United States decreased by 1 percent.
Mobility Solutions2
          Mobility revenues for the fourth quarter of fiscal 2005 were $1.07 billion, a decrease of 8 percent sequentially and a decrease of 7 percent compared with the year-ago quarter. For fiscal year 2005, Mobility revenues were $4.60 billion, an increase of 12 percent from fiscal year 2004.
          Despite a decline in revenue in the fourth quarter, Lucent’s Mobility business continued its momentum as a leading supplier of third-generation (3G) mobile networking solutions.
➢	Verizon Wireless and Lucent announced the completion of the wireless industry’s first live over-the-air calls using 3G CDMA2000 1xEV-DO Revision A technology, an enhanced version of CDMA2000 1xEV-DO that increases the efficiency, data speeds and capacity of existing EV-DO networks, enabling operators to deliver voice over Internet protocol (VoIP) and other rich multimedia services such as video telephony.
➢	Lucent signed a new agreement with VIVO, the largest mobile operator in Brazil, to expand the coverage of VIVO’s 3G CDMA2000 1xEV-DO network in the main cities in the states of São Paulo and Rio de Janeiro — the largest markets in the country.
➢	Sky Link Moscow and Lucent announced plans to enhance Sky Link’s CDMA450 network in Moscow and its surrounding areas to support higher-speed mobile data services and blended “lifestyle” applications that combine voice, video, multimedia and other data capabilities. The upgrade will incorporate Lucent’s CDMA2000 1xEV-DO technology and key elements of Lucent’s IP Multimedia Subsystem (IMS) solution.
➢	This month, Lucent signed a three-year agreement, valued at approximately $125 million, with Leap Wireless and one of its subsidiaries to provide CDMA2000 1xEV-DO technology in new and existing markets across the United States.
➢	Just last week, Lucent, O2 and Manx Telecom (a wholly owned subsidiary of O2) announced plans to launch the first commercial HSDPA (High Speed Downlink Packet Access) network service in Europe on the Isle of Man on Nov. 1, 2005, and Lucent announced that it had completed upgrades to Cingular Wireless’ third-generation UMTS (Universal Mobile Telecommunications System) networks in Seattle and Phoenix to support HSDPA technology.
Integrated Network Solutions (INS)2
          INS revenues for the fourth quarter of fiscal 2005 were $739 million, an increase of 25 percent sequentially and an increase of 6 percent compared with the year-ago quarter. For fiscal year 2005, INS revenues were $2.57 billion, a decrease of 11 percent from fiscal year 2004.
          Lucent continued to announce agreements focused on key technologies that are most important for next-generation networks, including next-gen optical, VoIP and broadband access:
➢	In China, Lucent announced contracts for a metro optical network expansion with Qingdao Netcom and two PHS network expansions with Gansu Telecom and Shandong Netcom, which include the first deployments of Lucent’s AnyPath® Messaging System in China.

➢	Lucent was awarded a contract by Netia in Poland to build its next-generation network using solutions and services from Lucent’s Accelerate™ portfolio, including elements of its IMS solution. Netia will be the first service provider in Poland to offer IMS-based voice and multimedia services to business customers.

➢	Lucent announced that Hanaro Telecom, Korea’s second largest wireline and broadband service provider, will deploy its VoIP solution from its Accelerate portfolio to offer advanced services to enterprise customers. Lucent also signed agreements with SureWest Broadband and Access One in the United States to provide VoIP technology that will enable them to offer next-generation services to their customers.

➢	Lucent was selected by KPN in the Netherlands for the second phase of its

IP/MultiProtocol Label Switching (MPLS) core network, which will improve redundancy and reliability, enabling KPN to introduce integrated voice, video and data services for consumers, including advanced IP services, such as IPTV and video streaming.
➢	Lucent also was selected by Telefónica Soluciones, the consulting and systems integration division of Telefónica de España, to deploy NavisRadius™ software, as well as systems and services, to ensure network security and to provide secure access for affiliate offices to its central corporate network.
Lucent Worldwide Services (LWS)
          LWS revenues for the fourth quarter of fiscal 2005 were $572 million, an increase of 6 percent sequentially and 11 percent as compared with the year-ago quarter. For fiscal year 2005, LWS revenues were $2.13 billion, an increase of 10 percent from fiscal year 2004.
          LWS continues to focus on broadening its business and leveraging its network integration and multivendor capabilities with new deployment, maintenance and professional services wins, as well as contributions to several other major contracts. It has been expanding its revenue base with growth in new services areas, including network integration, managed services and hosted applications.
➢	LWS solutions were components of 13 contracts announced around the world during the fourth quarter, including managed and professional services for several new network deployments and expansions.

➢	LWS is providing the majority of these customers with high-value professional services, such as network integration, optimization, design and engineering, including: MetroPCS, to support its deployment of third-generation (3G) CDMA2000 equipment in the United States; VIVO, for network integration and optimization services to expand its 1xEV-DO network in Brazil; Hanaro Telecom, for design and engineering support for the Korean carrier’s VoIP business network; Telefónica Empresas, for services in support of its IP network across Spain; SureWest Broadband, to provide VoIP integration services for its “triple play” network in California; and SkyLink, for network integration and other professional services to enhance its CDMA450 network in Moscow.

➢	Lucent also announced it would be providing additional services, such as deployment and maintenance, across the LWS portfolio to KPN, Gansu Telecom and Shandong Netcom, Verizon Dominicana, and Access One.

➢	LWS unveiled its Hosted Custom Applications Center, designed to help service providers with cost-effective, rapid deployment of new, innovative and personalized end-user applications, such as customizable content, messaging and location-based applications. Lucent also announced an agreement with Pulse Entertainment, a provider of user-generated mobile media content services, which will enhance Lucent’s comprehensive portfolio of hosted custom applications for wireline and wireless carriers.

➢	Lucent signed a global reseller alliance with MetaSolv to provide complete Operational Support Systems/Business Support Systems network integration solutions to enable network transformations.
          The quarterly earnings conference call will take place today at 8:30 a.m. EDT and be broadcast live over the Internet at http://www.lucent.com/investor. It will be maintained on the site for replay through Friday, Nov. 18, 2005.
          Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.
This press release contains statements about future performance, events or developments, which are also known as “forward-looking statements.” Forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management’s assumptions and beliefs. Statements that contain words like “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are forward-looking statements. Since they relate to future developments, results or events, these statements are highly speculative and involve risks, uncertainties and assumptions that are difficult to assess. You should not construe any of these statements as a definitive or invariable expression of what will actually occur or result. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the risks and uncertainties include: our ability to operate effectively in a highly competitive industry with many participants; our ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; our reliance on a small number of key customers; fluctuations in the telecommunications market; the pricing, cost and other risks inherent in our long-term sales agreements; exposure to the credit risk of our customers; our reliance on two contract manufacturers to supply most of the products we sell; the social, political and economic risks of our foreign operations; the costs and risks associated with our pension and postretirement benefit obligations; the complexity of our products; changes to existing regulations or technical standards; existing and future litigation; our ability to protect our intellectual property rights and exposure to infringement claims by others; and compliance with environmental, health and safety laws. For a description of these and some other risks and uncertainties, you should read the reports we have filed with the Securities and Exchange Commission, including periodic reports on Forms 10-K, 10-Q and 8-K. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements we make, even if new information, future events, changes in assumptions or any other reason would alter those statements.

1 Details on the significant items impacting results are available in Exhibit E in the accompanying financial reporting package.
2 Recent organizational changes related to combining our mobility and wireline businesses into a single unit, called the Network Solutions Group, were announced on April 19, 2005. These changes are in the process of being implemented and will impact our current reportable segment structure in the future.
# # #

LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
Index to Exhibits

Exhibit A	Consolidated statements of operations for the three months ended September 30, 2005, June 30, 2005 and September 30, 2004 and the years ended September 30, 2005 and September 30, 2004

Exhibit B	Consolidated balance sheets as of September 30, 2005, June 30, 2005 and September 30, 2004

Exhibit C	Consolidated statements of cash flows for the four quarters of fiscal 2005 and the years ended
September 30, 2005 and September 30, 2004

Exhibit D	Segment and product information and reconciliation of basic to diluted EPS

Exhibit E	Summary of significant items impacting quarterly results

Exhibit A
LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; amounts in millions, except per share amounts)

	Three months ended			Years ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
REVENUES
Products	$1,859	$1,802	$1,888	$7,312	$7,113
Services	572	538	514	2,129	1,932

Total revenues	2,431	2,340	2,402	9,441	9,045

COSTS
Products	903	909	1,058	3,753	3,824
Services	408	379	369	1,557	1,442

Total costs	1,311	1,288	1,427	5,310	5,266

Gross margin	1,120	1,052	975	4,131	3,779
Gross margin %	46%	45%	41%	44%	42%

OPERATING EXPENSES
Selling, general and administrative, before bad debts
and customer financings	460	441	390	1,731	1,526
Provision for (recovery of) bad debts and customer financings	6	(53)	(27)	(69)	(230)

Selling, general and administrative	466	388	363	1,662	1,296
Research and development	319	287	319	1,177	1,270
In-process research and development	—	—	14	—	14
Business restructuring	(9)	6	(5)	(10)	(20)

Total operating expenses	776	681	691	2,829	2,560
Operating income	344	371	284	1,302	1,219
Other income, net	45	52	205	94	240
Interest expense	82	85	92	341	396

Income before income taxes	307	338	397	1,055	1,063
Income taxes	(67)	(34)	(812)	(132)	(939)

Net income	374	372	1,209	1,187	2,002
Conversion expense — 8.00% preferred stock	—	—	—	—	(1)
Preferred dividends and accretion	—	—	—	—	12

Net income applicable to common shareowners	$374	$372	$1,209	$1,187	$2,013

Basic earnings per share applicable to common shareowners	$0.08	$0.08	$0.28	$0.27	$0.47
Diluted earnings per share applicable to common shareowners	$0.08	$0.07	$0.23	$0.24	$0.42

Weighted average number of common shares outstanding — basic	4,445	4,433	4,310	4,426	4,258

Weighted average number of common shares outstanding — diluted	5,261	5,326	5,416	5,218	5,313

Exhibit B
LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; amounts in millions, except per share amounts)

	September 30,	June 30,	September 30,
	2005	2005	2004
Assets:
Cash and cash equivalents (a)	$2,410	$1,724	$3,379
Marketable securities (a)	357	373	858
Receivables, less allowances of $84, $88 and $110, respectively	1,395	1,309	1,359
Inventories	731	911	822
Other current assets	667	1,671	1,813

Total current assets	5,560	5,988	8,231
Marketable securities (a)	2,163	2,039	636
Property, plant and equipment, net	1,295	1,284	1,376
Prepaid pension costs	6,010	5,847	5,358
Goodwill and other acquired intangibles, net	419	423	434
Other assets	923	856	928

Total assets	$16,370	$16,437	$16,963

Liabilities:
Accounts payable	$769	$769	$872
Payroll and benefit-related liabilities	1,095	884	1,232
Debt maturing within one year	368	—	1
Other current liabilities	1,550	1,818	2,361

Total current liabilities	3,782	3,471	4,466
Postretirement and postemployment benefit liabilities	4,751	4,893	4,881
Pension liabilities	1,344	1,566	1,874
Long-term debt	5,066	5,564	5,989
Other liabilities	971	1,013	1,132

Total liabilities	15,914	16,507	18,342

Commitments and contingencies

Shareowners’ equity (deficit):
Common stock (b)	45	45	44
Additional paid-in capital	23,513	23,481	23,005
Accumulated deficit	(19,606)	(19,980)	(20,793)
Accumulated other comprehensive loss	(3,496)	(3,616)	(3,635)

Total shareowners’ equity (deficit)	456	(70)	(1,379)

Total liabilities and shareowners’ equity (deficit)	$16,370	$16,437	$16,963

(a)	Cash and cash equivalents and marketable securities amounted to $4,930, $4,136 and $4,873 as of September 30, 2005, June 30, 2005, and September 30, 2004, respectively.

(b)	$0.01 per share par value; 10,000 authorized shares; 4,457 issued and 4,447 outstanding as of September 30, 2005; 4,454 issued and 4,444 outstanding as of June 30, 2005; 4,396 issued and 4,395 outstanding as of September 30, 2004.

Exhibit C
LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; $ in millions)

	Three months ended				Years ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2005	2005	2005	2004	2005	2004
Operating Activities
Net income	$374	$372	$267	$174	$1,187	$2,002

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	142	147	145	165	599	693
Provision for (recovery of) bad debts and customer financings	6	(53)	(11)	(11)	(69)	(230)
Deferred income taxes	(71)	8	(21)	—	(84)	(19)
Pension credit	(243)	(244)	(244)	(242)	(973)	(1,111)
Other adjustments for non-cash items	22	42	22	95	181	80
Changes in operating assets and liabilities:
Receivables	(86)	278	(236)	86	42	200
Inventories and contracts in process	107	(34)	(24)	1	50	(59)
Accounts payable	(5)	(4)	(58)	(93)	(160)	(203)
Deferred revenue	(173)	(4)	219	(107)	(65)	80
Other operating assets and liabilities	944	(132)	(411)	(392)	9	(799)

Net cash provided by (used in) operating activities	1,017	376	(352)	(324)	717	634

Investing Activities
Capital expenditures	(76)	(68)	(43)	(34)	(221)	(157)
Maturities, sales and purchases of marketable securities	(120)	(263)	33	(695)	(1,045)	(821)
Other investing activities	(3)	1	—	—	(2)	109

Net cash used in investing activities	(199)	(330)	(10)	(729)	(1,268)	(869)

Financing Activities
Net proceeds of short-term borrowings	—	—	—	—	—	2
Repayments of long-term debt	(128)	(318)	(80)	(21)	(547)	(479)
Issuance of common stock	5	36	30	55	126	276
Repayments of preferred stock	—	—	—	—	—	(21)
Other financing activities	(4)	—	6	(2)	—	(17)

Net cash (used in) provided by financing activities	(127)	(282)	(44)	32	(421)	(239)
Effect of exchange rate changes on cash and cash equivalents	(5)	(7)	(8)	23	3	32

Net increase (decrease) in cash and cash equivalents	686	(243)	(414)	(998)	(969)	(442)
Cash and cash equivalents at beginning of period	1,724	1,967	2,381	3,379	3,379	3,821

Cash and cash equivalents at end of period	$2,410	$1,724	$1,967	$2,381	$2,410	$3,379

Exhibit D
LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SEGMENT AND PRODUCT INFORMATION
(Unaudited; $ in millions, except per share amounts)

	Three months ended			Years ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004
Total Revenues
Mobility Solutions (Mobility)	$1,074	$1,172	$1,156	$4,600	$4,117
Integrated Network Solutions (INS)	739	592	696	2,565	2,874
Lucent Worldwide Services (Services)	572	538	514	2,129	1,932
Other	46	38	36	147	122

Total revenues	$2,431	$2,340	$2,402	$9,441	$9,045

U. S. Revenues
Mobility	$803	$881	$834	$3,418	$2,942
INS	338	284	291	1,161	1,389
Services	329	320	280	1,211	1,063
Other	44	38	38	146	123

Total U. S. revenues	$1,514	$1,523	$1,443	$5,936	$5,517

Non-U. S. Revenues
Mobility	$271	$291	$322	$1,182	$1,175
INS	401	308	405	1,404	1,485
Services	243	218	234	918	869
Other	2	—	(2)	1	(1)

Total non-U. S. revenues	$917	$817	$959	$3,505	$3,528

Operating income
Mobility	$379	$406	$371	$1,579	$1,238
INS	120	64	4	195	348
Services	105	99	85	335	282

Total segment income	604	569	460	2,109	1,868
(Provision for) recovery of bad debts and customer financings	(6)	53	27	69	230
Business restructuring	9	(6)	5	10	20
Other	(263)	(245)	(208)	(886)	(899)

Total operating income	$344	$371	$284	$1,302	$1,219

Products and Services Revenues
Wireless	$1,074	$1,172	$1,156	$4,600	$4,117
Voice networking	244	200	296	889	1,193
Data and network management	241	197	224	859	925
Optical networking	254	195	176	817	756
Services	572	538	514	2,129	1,932
Other	46	38	36	147	122

Total revenues	$2,431	$2,340	$2,402	$9,441	$9,045

*	Segment information for periods prior to fiscal 2005 was reclassified to conform to the current period’s presentation

	Three months ended			Years ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Reconciliation of basic to diluted EPS:	2005	2005	2004	2005	2004
Net income	$374	$372	$1,209	$1,187	$2,002
Conversion cost — 8.00% convertible securities	—	—	—	—	(1)
Preferred stock dividends and accretion	—	—	—	—	12

Net income applicable to common shareowners — basic	$374	$372	$1,209	$1,187	$2,013
Adjustment for dilutive securities on net income:
7.75% convertible securities	—	(1)	22	1	89
2.75% convertible securities	11	11	11	45	45
8% convertible securities	10	11	17	40	66

Net income applicable to common shareowners — diluted	$395	$393	$1,259	$1,273	$2,213

Weighted average number of shares outstanding — basic	4,445	4,433	4,310	4,426	4,258
Effect of dilutive securities:
Stock options	54	49	63	60	72
Warrants	17	1	—	15	—
7.75% convertible securities	—	10	238	8	238
2.75% convertible securities	570	622	536	542	496
8% convertible securities	175	211	269	167	249

Weighted average number of shares outstanding — diluted	5,261	5,326	5,416	5,218	5,313

EPS:
Basic	$0.08	$0.08	$0. 28	$0. 27	$0.47
Diluted	$0.08	$0. 07	$0. 23	$0. 24	$0.42
Certain securities have been excluded from the above calculations from all periods presented because the effect of adjusting net income for the related interest and the number of common shares for which they would be converted or redeemed was antidilutive.

Exhibit E
LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
SUMMARY OF SIGNIFICANT ITEMS IMPACTING RESULTS
(Unaudited; $ in millions, except per share amounts)

	Three months ended
	September 30,	June 30,	September 30,
	2005	2005	2004
Shareowner settlement	$—	$17	$118
Telica acquisition costs	—	—	(21)
Recovery of bad debts and customer financings	—	53	27
Business restructuring	9	(6)	5
Early extinguishment of debt obligations	(2)	(5)	—
Discrete income tax items	100	68	873
Total	$107	$127	$1,002

Per share impact — basic	$0. 02	$0.03	$0.23

Per share impact — diluted	$0. 02	$0.02	$0.19

The above significant items impacting results were reflected in:
Operating expenses	$9	$47	$11
Other income (expense), net	(2)	24	163
Income taxes	100	56	828
Net income	$107	$127	$1,002